Exhibit 99.2

July 29, 2022

The Board of Directors
ironSource Ltd.
121 Menachem Begin Street
Tel Aviv 6701203, Israel

Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated July 11, 2022, to the Board of Directors (in its capacity as such) of ironSource Ltd.  (“ironSource”) included as Annex C to, and to the reference to such opinion letter under the captions “SUMMARY—Opinions of Financial Advisors–Opinion of ironSource’s Financial Advisor”, “THE MERGER—Background of the Merger”, “THE MERGER— Recommendation of the ironSource Board of Directors and ironSource’s Reasons for the Merger”, and “THE MERGER—Opinion of ironSource’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving Unity Software Inc. (“Unity”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Unity filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”).  By giving the foregoing consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jefferies LLC
JEFFERIES LLC